LIMITED POWER OF ATTORNEY


	THE UNDERSIGNED, Andrew Justin Mackenzie Thomson, hereby constitutes and appoints, with full power of substitution, the Chief Executive Officer, the Chairman, the Vice Chairman, the Chief Financial Officer, the Director of Corporate Services, the Secretary or Assistant Secretary of the Corporation of T. Rowe Price Group, Inc. (the "Corporation"), the true and lawful attorney-in-fact of the undersigned, with full power and authority in the name of and for and on behalf of the undersigned to execute and file any Form 4 or Form 5 for the purpose of reporting securities transactions to the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended.

This Power of Attorney is made under, and shall be governed pursuant to, the laws of the State of Maryland.



Date:  1/5/2021

/s/Andrew Justin Mackenzie Thomson
Andrew Justin Mackenzie Thomson